Exhibit 10.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF, AND NO TRANSFER OF THIS PROMISSORY NOTE WILL BE MADE BY THE COMPANY OR ITS TRANSFER AGENT IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION.

FORM OF CONVERTIBLE PROMISSORY NOTE

$[AMOUNT]	Columbus, Ohio
October 9, 2014

FOR VALUE RECEIVED, Intellinetics, Inc., a Nevada corporation (the “Company”), with its principal place of business at 2190 Dividend Drive, Columbus, OH 43228, its successors and assigns (the “Company”), promises to pay to the order of [PAYEE] (the “Payee”), having an address at [ADDRESS], on the earliest to occur of (a) December 31, 2015, or (b) the acceleration of this Note by Payee upon the occurrence of a Default (as defined below) (such earlier date, the “Maturity Date”), the principal sum of [AMOUNT] Dollars ($XXXX) (the “Principal Amount”), with interest on the balance remaining unpaid.

1.                  Prior to the Maturity Date, Company may request, from time to time, that Payee provide any or all of the Maximum Principal Amount to Company, subject to Payee’s approval. The date on which additional portions of the Maximum Principal Amount are received by the Company shall be used for purposes of calculating interest hereunder. Company shall keep records of the current principal amount of the Note and interest accrued (if any), and such records shall be available for inspection by Payee at any time.

2.                  The Payee shall have the right, at his option, at any time on or before the repayment of the Note, to convert, in whole or in part, subject to the terms and provisions hereof, the principal amount of the Note and interest accrued (if any) through the date of conversion, into common stock of the Company at a conversion price of $0.30 per share. It is understood that any common stock issued on conversion of this Note will bear a restrictive legend, and have “piggyback” registration rights.

3.                  This Note shall at all times be wholly subordinate and junior in right of payment to the payment of all indebtedness of the Company (whether now outstanding or hereafter acquired) which is not, by its express terms, pari passu or subordinate to the indebtedness evidenced by this Note.

4.                  As long as this Note remains outstanding, if the Company consummates an equity financing, merger, or any form of change of control (a “Triggering Event”) then the holder of such Note may exchange the Note for the securities or any other form of consideration issued in such Triggering Event as if the holder of the Note had converted the Note into equity at $0.30 per share on a date prior to such Triggering Event.

5.                  This Note shall bear interest at 6% per annum through the Maturity Date. Interest shall be paid quarterly, unless deferred by the Company at the increased rate of interest set forth in Section 7 below. Except if this Note is converted as provided herein, payments on both principal and interest are to be made in lawful money of the United States of America unless Payee agrees to another form of payment.

6.                  As used herein, a “Default” means a material default by the Company of this Note. The deferral of quarterly interest payments by the Company at the increased interest rate set forth in Section 7 below shall not constitute an event of default.

7.                  Amounts not paid when due hereunder shall bear interest from the due date until such amounts are paid at the rate of 12% per annum; provided, however, that in the event such interest rate would violate any applicable usury law, the default rate shall be the highest lawful interest rate permitted under such usury law. Upon the occurrence of a Default and receipt of written notice by the Company from Payee of such Default, the principal and interest due hereunder shall be immediately due and payable by the Company to Payee, unless such Default is waived by the Payee.

8.                  Presentment, demand, protest or notice of any kind are hereby waived by the Company. The Company may not set off against any amounts due to Payee hereunder any claims against Payee or other amounts owed by Payee to the Company.

9.                  All rights and remedies of Payee under this Note are cumulative and in addition to all other rights and remedies available at law or in equity, and all such rights and remedies may be exercised singly, successively and/or concurrently. Failure to exercise any right or remedy shall not be deemed a waiver of such right or remedy.

10.              The Company agrees to pay all reasonable costs of collection, including attorneys' fees which may be incurred in the collection of this Note or any portion thereof and, in case an action is instituted for such purposes, the amount of all attorneys' fees shall be such amount as the court shall adjudge reasonable.

11.              This Note is made and delivered in, and shall be governed, construed and enforced under the laws of the State of Ohio.

12.              This Note shall be subject to prepayment, at the option of the Company, without premium or penalty upon either (a) the consent of the holder of the note, or (b) at any time after May 31, 2015.

13.              This Note or any benefits or obligations hereunder may not be assigned or transferred by the Company, without the consent of the Payee, which consent shall not be unreasonably withheld.

So long as this Note is outstanding, the Company shall operate its business in the ordinary course of business consistent with past practice and shall not take any action, or omit to take any action, which has or is reasonably likely to have a material adverse effect on the Company or its business, properties, assets, financial condition or prospects.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered as of the date first set forth above.

Intellinetics, Inc.

By:
Name:	Matthew L. Chretien
Title:	Chief Executive Officer